Exhibit 23.1

J&S ASSOCIATE PLT
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel: +603-4813 9469
B-11-14, Megan Avenue II	Email : info@jns-associate.com
12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website : jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Masonglory Limited (the “Company”) of our report dated June 26, 2024, with respect to our audits of the consolidated financial statements of the Company as at March 31, 2024 and 2023, and for each of the two years in the period ended March 31, 2024 and 2023 which appear in such Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

J&S Associate PLT

/s/ J&S Associate PLT

Kuala Lumpur, Malaysia

June 16, 2025